Exhibit J

LIMITED GUARANTEE

This LIMITED GUARANTEE (this “Limited Guarantee”), dated as of March 1, 2024, is made by LLJ Limited (the “Guarantor”) in favor of TDCX Inc., an exempted company incorporated with limited liability under the Laws of the Cayman Islands (the “Guaranteed Party”). Each capitalized term used and not defined herein shall have the meaning ascribed to it in the Merger Agreement (as defined below), except as otherwise provided herein.

1. Limited Guarantee. To induce the Guaranteed Party to enter into that certain Agreement and Plan of Merger, dated as of the date hereof (as may be amended, restated, modified or supplemented from time to time, the “Merger Agreement”) among Transformative Investments Pte Ltd, an exempted company incorporated with limited liability under the Laws of the Cayman Islands (“Parent”), Helium, an exempted company incorporated with limited liability under the Laws of the Cayman Islands and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Guaranteed Party, pursuant to which, upon the terms and subject to the conditions set forth therein, among other things, Merger Sub will be merged with and into the Guaranteed Party, with the Guaranteed Party continuing as the surviving company as a direct wholly-owned subsidiary of Parent (the “Transaction”), the Guarantor, intending to be legally bound, hereby absolutely, irrevocably and unconditionally guarantees to the Guaranteed Party, subject to the terms and conditions hereof, but only up to the Maximum Amount (as defined below), the due and punctual performance and discharge as and when due of the payment obligations of Parent with respect to the payment of (i) the Parent Termination Fee if and when due pursuant to Section 8.06(b) of the Merger Agreement and (ii) costs, expenses and interest if and when due pursuant to Section 8.06(d) of the Merger Agreement (collectively, the “Guaranteed Obligations”); provided that the maximum aggregate liability of the Guarantor hereunder shall not exceed US$5,750,000 (the “Maximum Amount”), and the Guaranteed Party hereby agrees that (A) the Guarantor shall in no event be required to pay more than the Maximum Amount under or in respect of this Limited Guarantee or to pay more than once under or in respect of this Limited Guarantee and (B) the Guarantor shall not have any obligation or liability to any Person (including, without limitation, to the Guaranteed Party Group (as defined below)) relating to, arising out of or in connection with this Limited Guarantee, the Merger Agreement or the letter agreement dated on or around date hereof between the Guarantor and Parent, pursuant to which the Guarantor has agreed to make a certain equity contribution to Parent (the “Equity Commitment Letter”) other than as expressly set forth herein or in the Equity Commitment Letter. This Limited Guarantee may be enforced for the payment of money only. The Guaranteed Party, by execution of this Limited Guarantee, further acknowledges that, in the event that Parent has any unsatisfied payment obligations, payment of the Guaranteed Obligations in accordance with and subject to the terms and conditions hereof by the Guarantor (or by any other Person, including Parent on behalf of the Guarantor) shall constitute satisfaction in full of the Guarantor’s obligations with respect thereto. All payments hereunder shall be made in United States dollars in immediately available funds.

2. Nature of Guarantee.

(a) This Limited Guarantee is an unconditional and continuing guarantee of payment, not of collection, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Limited Guarantee, irrespective of whether any action is brought against Parent or any other Person or whether Parent or any other Person is joined in any such action or actions;

(b) The liability of the Guarantor under this Limited Guarantee shall, to the fullest extent permitted under applicable Law, be absolute, irrevocable and unconditional, irrespective of:

(i) any release or discharge of any obligation of Parent in connection with the Merger Agreement resulting from any change in the corporate existence, structure or ownership of Parent or any insolvency, bankruptcy, reorganization, liquidation or other similar proceeding affecting Parent or any of its respective assets, other than as and if required by Section 2(a);

(ii) any amendment or modification of the Merger Agreement, or any change in the manner, place or terms of payment or performance of, any change or extension of the time of payment or performance of, or any renewal or alteration of, any Guaranteed Obligation, any escrow arrangement or other security therefor, or any liability incurred directly or indirectly in respect thereof, to the extent that any of the foregoing does not have the effect of increasing the Maximum Amount;

(iii) the existence of any claim, set-off or other right that the Guarantor may have at any time against Parent or the Guaranteed Party, whether in connection with any Guaranteed Obligation or otherwise, other than in each case (A) any claim or set-off against or defense to the payment of the Guaranteed Obligations that may be available to Parent under the Merger Agreement, (B) with respect to this Limited Guarantee, a breach by the Guaranteed Party of this Limited Guarantee or (C) in respect of fraud or willful misconduct of any of the Guaranteed Party Group in connection with the Merger Agreement or the transactions contemplated by the Merger Agreement;

(iv) the failure of the Guaranteed Party to assert any claim or demand or enforce any right or remedy against Parent or any other Person primarily or secondarily liable with respect to any Guaranteed Obligation, other than as and if required by Section 2(a) (including in the event any Person becomes subject to a bankruptcy, reorganization, insolvency, liquidation or similar proceeding);

(v) the adequacy of any other means the Guaranteed Party may have of obtaining repayment of any of the Guaranteed Obligations;

(vi) any other act or omission that may in any manner or to any extent vary the risk of the Guarantor or otherwise operate as a discharge of the Guarantor as a matter of law or equity (other than as a result of payment of the Guaranteed Obligations in accordance with their terms), other than in each case with respect to (A) any claim or set-off against or defense to the payment of the Guaranteed Obligations that may be available to Parent under the Merger Agreement, (B) with respect to this Limited Guarantee, a breach by the Guaranteed Party of this Limited Guarantee or (C) in respect of fraud or willful misconduct of any of the Guaranteed Party Group in connection with the Merger Agreement or the transactions contemplated by the Merger Agreement; or

(vii) the value, genuineness, validity, illegality or enforceability of the Merger Agreement, the Equity Commitment Letter or any other agreement or instrument referred to herein or therein, other than in each case with respect to (A) any claim or set-off against or defense to the payment of the Guaranteed Obligations that may be available to Parent under the Merger Agreement, (B) with respect to this Limited Guarantee, a breach by the Guaranteed Party of this Limited Guarantee or (C) in respect of fraud or willful misconduct of any of the Guaranteed Party Group in connection with the Merger Agreement or the transactions contemplated by the Merger Agreement.

(c) The Guarantor hereby waives any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by the Guaranteed Party upon this Limited Guarantee or acceptance of this Limited Guarantee. Without expanding the obligations of the Guarantor hereunder, the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Limited Guarantee, and all dealings between Parent and/or the Guarantor, on the one hand, and the Guaranteed Party, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Limited Guarantee. Except as provided in Section 2(a), when pursuing any of its rights and remedies hereunder against the Guarantor, the Guaranteed Party shall be under no obligation to pursue (or elect among) such rights and remedies it may have against Parent or any other Person for the Guaranteed Obligations or any right of offset with respect thereto, and any failure by the Guaranteed Party to pursue (or elect among) such other rights or remedies or to collect any payments from Parent or any such other Person or to realize upon or to exercise any such right of offset, and any release by the Guaranteed Party of Parent or any such other Person or any right of offset, shall not relieve the Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of Law, of the Guaranteed Party, subject to the provisions of Section 2(a).

(d) To the fullest extent permitted by Law, the Guarantor irrevocably waives promptness, diligence, grace, acceptance hereof, presentment, demand, notice of non-performance, default, dishonor and protest and any other notice, in each case, to the extent not provided for herein (except for notices to be provided to Parent and its counsel pursuant to the terms of the Merger Agreement).

(e) The Guaranteed Party shall not be obligated to file any claim relating to any Guaranteed Obligation in the event that Parent becomes subject to a bankruptcy, insolvency, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantor’s obligations hereunder. In the event that any payment to the Guaranteed Party in respect of any Guaranteed Obligation is rescinded or must otherwise be returned to Parent, the Guarantor or any other Person for any reason whatsoever (other than any rescissions or returned payments due to or as a result of fraud or willful misconduct of any of the Guaranteed Party Group), the Guarantor shall remain liable hereunder in accordance with the terms hereof with respect to such Guaranteed Obligations as if such payment had not been made, so long as this Limited Guarantee has not been terminated in accordance with its terms.

(f) Notwithstanding anything to the contrary contained in this Limited Guarantee, the Guaranteed Party hereby agrees that: (i) the Guarantor shall have all defenses to the payment of their obligations under this Limited Guarantee that would be available to Parent under the Merger Agreement with respect to the Guaranteed Obligations as well as any defenses in respect of fraud or willful misconduct of any of the Guaranteed Party Group or any breach by the Guaranteed Party of any term hereof, and (ii) the Guarantor may assert, as a defense to, or release or discharge of, any payment or performance by the Guarantor under this Limited Guarantee, any claim, set-off, deduction, defense or release that Parent would be entitled to assert against the Guaranteed Party under the terms of, or with respect to, the Merger Agreement that would relieve Parent of its obligations under the Merger Agreement with respect to the Guaranteed Obligations.

(g) The Guaranteed Party hereby agrees that to the extent Parent is relieved of all or any portion of the Guaranteed Obligations, the Guarantor shall be automatically relieved of its obligations with respect to such obligations under this Limited Guarantee without any further actions from the parties thereto.

3. Sole Remedy; No Recourse. Notwithstanding anything that may be expressed or implied in this Limited Guarantee or any document or instrument delivered in connection herewith and notwithstanding any equitable, common law or statutory right or claim that may be available to the Guaranteed Party Group, by its acceptance of the benefits of this Limited Guarantee, the Guaranteed Party covenants, agrees and acknowledges, on behalf of it and the Guaranteed Party Group, that no Person other than the Guarantor (or any successors and permitted assignees thereof) has any obligations hereunder and that, notwithstanding that the Guarantor or any of its successors or permitted assigns may be a partnership, limited liability company or corporation, the Guaranteed Party has no right of recovery under this Limited Guarantee or, except for the Retained Claims (as defined below), in any document or instrument delivered in connection herewith, or for any claim based on, in respect of, or by reason of, such obligations or liabilities or their creation, against, and no recourse shall be had against and no personal liability shall attach to, the former, current or future direct or indirect holders of any equity, general or limited partnership or limited liability company interest, management companies, portfolio companies, incorporators, controlling persons, directors, officers, employees, agents, advisors, attorneys, representatives, members, managers, general or limited partners, stockholders, shareholders, successors, assignees or Affiliates (other than any permitted assignee under Section 12) of the Guarantor or Parent, or any former, current or future direct or indirect holder of any equity, general or limited partnership or limited liability company interest, controlling person, management company, portfolio company, incorporator, director, officer, employee, attorney, general or limited partner, stockholder, shareholder, member, manager, Affiliate (other than any permitted assignee under Section 12), agent, advisor, or representative, successors or assignees of any of the foregoing (each a “Non-Recourse Party”), through Parent or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Parent against any Non-Recourse Party (including for any claim and action to compel Parent to enforce the Equity Commitment Letter), except against the Guarantor solely with respect to the Equity Commitment Letter in accordance with the terms thereof, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise. The Guaranteed Party further covenants, agrees and acknowledges that the only rights of recovery and claims against the Guarantor or any Non-Recourse Party that the Guaranteed Party, any of its Affiliates, any of its direct or indirect shareholder or Subsidiaries, or any of the Affiliates, direct or indirect, former, current or future equity holders, management companies, portfolio companies, incorporators, controlling persons, directors, officers, employees, members, managers, general or limited partners, stockholders, shareholders, representatives, advisors, attorneys, agents, successors or assignees of the foregoing (collectively, the “Guaranteed Party Group”) has in respect of the Merger Agreement, this Limited Guarantee, the Equity Commitment Letter, any other agreement or instrument delivered pursuant to the aforesaid transaction documents (the “Transaction Documents”) or any of the transactions contemplated hereby or thereby, or in respect of any written or oral representations made or alleged to have been made in connection herewith or therewith, whether at law, in equity, in contract, in tort or otherwise, are its rights (including through exercise of third party beneficiary rights) to recover from, and assert claims against, (a) Parent and its successors and assigns under and to the extent expressly provided in the Merger Agreement, (b) the Guarantor (but not any Non-Recourse Party) and its successors and assigns under and to the extent expressly provided in this Limited Guarantee (in each case, subject to the Maximum Amount and the other limitations described herein or therein), and (c) the Guarantor under and to the extent provided in the Equity Commitment Letter pursuant to and in accordance with the terms thereof (claims against (a) through (c) collectively, the “Retained Claims”). The Guaranteed Party acknowledges and agrees that Parent has no assets other than certain contract rights and its interest in the Merger Sub and the Company and that no additional funds are expected to be contributed to Parent other than as contemplated by the Equity Commitment Letter unless and until the Closing occurs. Nothing set forth in this Limited Guarantee shall confer or give or shall be construed to confer or give to any Person any rights or remedies against any Person including the Guarantor, except as expressly set forth herein to the Guaranteed Party against the Guarantor and in any case not in any circumstances to exceed the Maximum Amount. For the avoidance of doubt, none of the Guarantor, Parent, or their respective successors and assigns under the Merger Agreement, the Equity Commitment Letter, this Limited Guarantee shall be a Non-Recourse Party.

4. No Subrogation. The Guarantor will not exercise against Parent any rights of subrogation or contribution, whether arising by contract or operation of Law (including, without limitation, any such right arising under bankruptcy or insolvency Laws) or otherwise, by reason of any payment by such Guarantor pursuant to the provisions of Section 1 hereof unless and until the Guaranteed Obligations (subject to the Maximum Amount) have been paid in full.

5. Termination. This Limited Guarantee shall terminate (and the Guarantor shall have no further obligations hereunder) upon the earliest to occur of (a) the Effective Time, (b) the payment in full of the Guaranteed Obligations (subject to the Maximum Amount), (c) the valid termination of the Merger Agreement in accordance with its terms under the circumstance of which Parent would not be obligated to pay the Parent Termination Fee pursuant to Section 8.06(b) of the Merger Agreement, or (d) in the case of a termination of the Merger Agreement in a circumstance which gives rise to any obligation on the part of Parent to make any payments of Parent Termination Fee, or performance of any Guaranteed Obligations or there is otherwise any outstanding Guaranteed Obligation at the time of such termination, the date falling 120 days after such termination (unless the Guaranteed Party has presented a written claim for payment of the Parent Termination Fee or the Guaranteed Obligations hereunder by such date, in which case this Limited Guarantee shall terminate upon the date that such claim is finally resolved and payment in full of any amounts required to be paid in respect of such final resolution). In the event that any of the Guaranteed Party Group expressly asserts in any litigation, arbitration or other Action or dispute relating to this Limited Guarantee (i) that the provisions hereof (including, without limitation, Section 1 hereof limiting the Guarantor’s aggregate liability to the Maximum Amount or Section 3 hereof relating to the sole and exclusive remedies of the Guaranteed Party Group against the Guarantor or any Non-Recourse Party) are illegal, invalid or unenforceable, in whole or in part, or (ii) any theory of liability against the Guarantor, any Non-Recourse Party other than any Retained Claim, then (x) the obligations of the Guarantor under this Limited Guarantee shall terminate ab initio and be null and void, (y) if the Guarantor has previously made any payments under this Limited Guarantee, it shall be entitled to recover such payments from the Guaranteed Party and (z) none of the Guarantor, Parent or Non-Recourse Parties shall have any liability whatsoever (whether at law or in equity, whether sounding in contract, tort, statue or otherwise) to the Guaranteed Party Group with respect to the Transaction Documents, the transactions contemplated by the Transaction Documents or otherwise.

6. Continuing Guarantee. Unless terminated pursuant to the provisions of Section 5 hereof, this Limited Guarantee is a continuing one and shall remain in full force and effect until the indefeasible payment and satisfaction in full of the Guaranteed Obligations (subject to the Maximum Amount), shall be binding upon the Guarantor, its successors and assigns, and shall inure to the benefit of, and be enforceable by, the Guaranteed Party and its successors, permitted transferees and permitted assigns; provided that notwithstanding anything to the contrary in this Limited Guarantee, the provisions of this Limited Guarantee that are for the benefit of any Non-Recourse Party (including the provisions of Sections 3, 5 and 17) shall indefinitely survive any termination of this Limited Guarantee for the benefit of the Guarantor and any such Non-Recourse Party. All obligations to which this Limited Guarantee applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon.

7. Entire Agreement. This Limited Guarantee, the Merger Agreement (including any schedules, exhibits and annexes thereto and any other documents and instruments referred to thereunder), the Equity Commitment Letter and other agreements or documents referenced under any of the forgoing constitute the entire agreement with respect to the subject matter hereof, and supersede all other prior agreements and understandings, both written and oral, among Parent, the Guarantor, or any of their respective Affiliates, on the one hand, and the Guaranteed Party or any of its Affiliates, on the other hand.

8. Changes in Obligations; Certain Waivers. The Guarantor agrees that the Guaranteed Party may, in its sole discretion, at any time and from time to time, without notice to or further consent of the Guarantor, extend the time of payment of the Guaranteed Obligations (subject to the Maximum Amount), and subject to Section 2(a), may also make any agreement with Parent for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of any agreement between the Guaranteed Party and Parent or any other Person (subject in each case to the Maximum Amount), without in any way impairing or affecting the Guarantor’s obligations under this Limited Guarantee.

9. Acknowledgement. The Guarantor acknowledges that it will receive substantial indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits. The Guarantor hereby covenants and agrees that, subject to Section 2(f), they shall not institute, and shall cause its Affiliates not to institute, any proceeding asserting that this Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms.

10. Representations and Warranties of the Guarantor. The Guarantor hereby represents and warrants that:

(a) it is duly organized and validly existing under the Laws of the jurisdiction of its organization;

(b) the execution, delivery and performance of this Limited Guarantee have been duly authorized by all necessary all necessary limited partnership or corporate action (as applicable) on the part of the Guarantor;

(c) all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Limited Guarantee by the Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance of this Limited Guarantee except in any such case where failure to obtain or make any of the foregoing would not, individually or in aggregate, have a material adverse effect on the ability of the Guarantor to satisfy the Guaranteed Obligations hereunder;

(d) assuming due execution and delivery of the Merger Agreement and this Limited Guarantee by the Guaranteed Party, this Limited Guarantee has been duly and validly executed and delivered by the Guarantor and constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization or moratorium Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies; and

(e) the Guarantor has the financial capacity to pay and perform its obligations under this Limited Guarantee.

11. Representations and Warranties of the Guaranteed Party. The Guaranteed Party hereby represents and warrants that:

(a) it is duly organized and validly existing under the Laws of the jurisdiction of its organization;

(b) the execution, delivery and performance of this Limited Guarantee have been duly authorized by all necessary all necessary limited partnership or corporate action (as applicable) on the part of the Guaranteed Party;

(c) all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Limited Guarantee by the Guaranteed Party have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance of this Limited Guarantee except in any such case where failure to obtain or make any of the foregoing would not, individually or in aggregate, have a material adverse effect on the ability of the Guaranteed Party to perform its obligations hereunder; and

(d) assuming due execution and delivery of this Limited Guarantee by the Guarantor, this Limited Guarantee has been duly and validly executed and delivered by the Guaranteed Party and constitutes a legal, valid and binding obligation of the Guaranteed Party enforceable against the Guaranteed Party in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization or moratorium Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

12. No Assignment. Neither the Guarantor nor the Guaranteed Party may assign or delegate its rights, interests or obligations hereunder to any other Person, in whole or in part, (except by operation of Law) without the prior written consent of the Guaranteed Party (in the case of an assignment or delegation by the Guarantor) or the Guarantor (in the case of an assignment or delegation by the Guaranteed Party); except that the rights, interests or obligations of the Guarantor under this Limited Guarantee may be transferred and/or assigned, in whole or in part, by the Guarantor to (a) any Affiliate of the Guarantor, or (b) any other transferee with respect to whom the Guarantor has furnished information to the Guaranteed Party verifying, to the reasonable satisfaction of the Guaranteed Party, the identity, good standing and creditworthiness of such transferee; provided, that such transfer and/or assignment shall not relieve the Guarantor of its obligations hereunder to the extent not performed by such transferee or assignee. Any attempted assignment in violation of this Section 12 shall be null and void.

13. Notices. All notices, requests, claims, demands and other communications hereunder shall be given by the means specified in Section 9.02 of the Merger Agreement (and shall be deemed given as specified therein) as follows:

if to the Guarantor:

Address:	750D Chai Chee Road, #06-01/06 ESR BizPark @ Chai Chee Singapore 469004
E-mail:	laurent.junique@tdcx.com
For the attention of:	Laurent Bernard Marie Junique

if to the Guaranteed Party, as provided in the Merger Agreement.

14. Governing Law; Dispute Resolution.

(a) This Limited Guarantee, and any dispute, controversy, difference, claim or Action (whether at law or in equity, in contract or in tort) that may be based upon, arise out of or relate to this Limited Guarantee or the negotiation, execution or performance hereof, will be governed by, and construed in accordance with, the Laws of the State of New York without regard to the conflicts of Law principles thereof that would subject such matter to the Laws of another jurisdiction.

(b) Any dispute, controversy, difference, claim or Action arising out of or in any way relating to this Agreement, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it, shall be referred to and finally resolved by arbitration administered by the Singapore International Arbitration Centre (“SIAC”) in accordance with the Arbitration Rules of the Singapore International Arbitration Centre (“SIAC Rules”) for the time being in force, which rules are deemed to be incorporated by reference in this Section 14(b). This arbitration agreement shall be governed by Singapore law. The seat of the arbitration shall be in Singapore. The tribunal shall consist of three arbitrators. The language of the arbitration shall be English. The submission to arbitration in this Section 14(b) shall not be construed as an intention by the parties to deprive any court or other governmental body or regulatory agency of its jurisdiction to provide interim relief or remedies. The award shall be final and binding on the parties, and judgment upon any award may be entered and enforced in any court having jurisdiction.

(c) EACH OF THE PARTIES TO THIS LIMITED GUARANTEE HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS LIMITED GUARANTEE OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS LIMITED GUARANTEE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 14(c).

15. Counterparts. This Limited Guarantee shall not be effective until it has been executed and delivered by all parties hereto. This Limited Guarantee may be executed by facsimile or electronic transmission in pdf format, and in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

16. Third-Party Beneficiaries. This Limited Guarantee shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns, and nothing express or implied in this Limited Guarantee or any other agreement is intended to, or shall, confer upon any other Person any benefits, rights or remedies under or by reason of, or any rights to enforce or cause the Guaranteed Party to enforce, the obligations set forth herein; provided, that the Non-Recourse Parties and the members of the Guaranteed Party Group shall be third party beneficiaries of the provisions hereof that are expressly for their benefit.

17. Confidentiality. This Limited Guarantee shall be treated as confidential and is being provided to the Guaranteed Party solely in connection with the Transactions. This Limited Guarantee may not be used, circulated, quoted or otherwise referred to in any document (except for the Merger Agreement and any agreement or document referred to therein), except with the written consent of the Guarantor; provided that the parties may disclose the existence and content of this Limited Guarantee to the extent required by Law (or pursuant to a regulatory request), the applicable rules of any national securities exchange, in connection with any SEC filings relating to the Transactions and in connection with any litigation relating to the Transactions, the Merger Agreement or the transactions as permitted by or provided in the Merger Agreement and the Guarantor may disclose it to any Non-Recourse Party or any of its representatives that needs to know of the existence of this Limited Guarantee and is subject to the confidentiality obligations set forth herein.

18. Miscellaneous.

(a) No amendment, supplementation, modification or waiver of this Limited Guarantee or any provision hereof shall be enforceable unless approved by the Guaranteed Party and the Guarantor in writing. The Guaranteed Party and its Affiliates are not relying upon any prior or contemporaneous statement, undertaking, understanding, agreement, representation or warranty, whether written or oral, made by or on behalf of the Guarantor or any Non-Recourse Party in connection with this Limited Guarantee except as expressly set forth herein by the Guarantor. The Guarantor and its Affiliates are not relying upon any prior or contemporaneous statement, undertaking, understanding, agreement, representation or warranty, whether written or oral, made by or on behalf of the Guaranteed Party in connection with this Limited Guarantee except as expressly set forth herein by the Guaranteed Party.

(b) Any term or provision of this Limited Guarantee that is invalid or unenforceable in any jurisdiction shall be, as to such jurisdiction, ineffective solely to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction; provided, however, that this Limited Guarantee may not be enforced in violation of the limitation of the amount payable by the Guarantor hereunder to the Maximum Amount provided in Section 1 hereof and the provisions of Sections 3 and 5 hereof. Each party hereto covenants and agrees that it shall not assert, and shall cause its respective Affiliates and representatives not to assert, that this Limited Guarantee or any part hereof is invalid, illegal or unenforceable in accordance with its terms.

(c) The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Limited Guarantee.

(d) All parties acknowledge that each party and its counsel have reviewed this Limited Guarantee and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Limited Guarantee.

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IN WITNESS WHEREOF, the Guarantor has caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer or representative thereunto duly authorized.

LLJ Limited

By:	/s/ Jean-Marc Rentsch and /s/ Mark Farrel
Name: Jean-Marc Rentsch and Mark Farrel
Title: Authorised signatories for and on behalf of Bartley Directors Ltd. as sole director of LLJ Limited

[Signature Page to Limited Guarantee]

IN WITNESS WHEREOF, the Guaranteed Party has caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer or representative thereunto duly authorized.

TDCX INC.

By:	/s/ Tan Yee Peng
Name: TAN Yee Peng
Title: Chairlady of the Special Committee of the Board of Directors of TDCX Inc.

[Signature Page to Limited Guarantee]